UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 11-K
                               ANNUAL REPORT


      X       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     ___                SECURITIES EXCHANGE ACT OF 1934


                  For the fiscal year ended December 31, 1996

                                    OR

     ___      TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                        Commission file number 0-7931


                         FIRST COMMERCE CORPORATION
                          TAX-DEFERRED SAVINGS PLAN
                           (Full title of the plan)



                         FIRST COMMERCE CORPORATION
      (Name of the issuer of the securities held pursuant to the plan)


                     201 Saint Charles Avenue, 29th Floor
                       New Orleans, Louisiana  70170
                  (address of principal executive office)

_____________________________________________________________________________



                       FIRST COMMERCE CORPORATION
                        TAX-DEFERRED SAVINGS PLAN
                             INDEX FOR 1996


                                                          PAGE NUMBER

1.)    Report of Independent Public Accountants                F-2

2.)    Statements of Net Assets Available for Benefits
         at December 31, 1996 and 1995                         F-3

3.)    Statement of Changes in Net Assets Available for
         Benefits with Fund Information for the year
         ended December 31, 1996                               F-4

4.)    Notes to Financial Statements                    F-5 to F-9

5.)    Schedule of Assets Held for Investment Purposes
         at December 31, 1996 (Item 27a)                      F-10

6.)    Schedule of Reportable Transactions for the year
         ended December 31, 1996 (Item 27d)                   F-11



                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Trustee of First Commerce Corporation
Tax-Deferred Savings Plan:

We have audited the accompanying statements of net assets available for plan benefits of the First Commerce Corporation Tax-Deferred Savings Plan (the
Plan) as of December 31, 1996 and 1995 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1996. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1996 and 1995 and the changes in its net assets available for plan benefits for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                       /s/ ARTHUR ANDERSEN LLP

New Orleans, Louisiana,
April 11, 1997


                        FIRST COMMERCE CORPORATION
                        --------------------------
                        TAX-DEFERRED SAVINGS PLAN
                        -------------------------
              STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
              -----------------------------------------------
                               (In Thousands)

                                                              December 31
                                                         ---------------------
                                                           1996        1995
                                                         ---------   ---------
ASSETS:
   Investments (at fair value)-
     Participant-directed-
        Marquis Treasury Securities Money Market Fund    $   6,581   $   5,401
        Marquis Government Securities Fund                   4,245       3,298
        Marquis Balanced Fund                                4,917       3,516
        Marquis Value Equity Fund                            4,004       2,686
        Marquis Growth Equity Fund                           1,218           -
        Fidelity Advisor High-Yield Fund                     2,648       1,729
        Fidelity Advisor Growth Opportunities Fund           6,453       4,533
        Scudder Global Fund                                  2,438       1,247
        Twentieth Century Ultra Investors Fund               3,123       1,822
        FCC Common Stock Fund                               21,351      13,591
        Participant Loan Fund                                4,296       3,548

     Non-participant-directed-
        Employer match - FCC Common Stock Fund              31,860      20,940
                                                         ---------   ---------
          Total investments                                 93,134      62,311

     Dividends and interest receivable
      Participant-directed
        Marquis Treasury Securities Money Market Fund           26          24
        Marquis Government Securities Fund                      20          14
        Marquis Balanced Fund                                  260          30
        Marquis Value Equity Fund                              268          14
        Marquis Growth Equity Fund                               1           -
        Fidelity Advisor High-Yield Fund                        42           -
        Fidelity Advisor Growth Opportunities Fund             349           -
        Scudder Global Fund                                     34          49
        Twentieth Century Ultra Investors Fund                 185          84
        FCC Common Stock Fund                                  549         378
                                                         ---------   ---------
          Total dividends and interest receivable            1,734         593

     Cash
      Participant directed
        Marquis Treasury Securities Money Market Fund            -          54
        Marquis Government Securities Fund                       -          19
        Marquis Balanced Fund                                    -          15
        Marquis Value Equity Fund                                -           8
        Marquis Growth Equity Fund                               -           -
        Fidelity Advisor High-Yield Fund                         -          18
        Fidelity Advisor Growth Opportunities Fund               -          10
        Scudder Global Fund                                      -           4
        Twentieth Century Ultra Investors Fund                   -          20
                                                         ---------   ---------
          Total cash                                             -         148
                                                         ---------   ---------
NET ASSETS AVAILABLE FOR PLAN BENEFITS                   $  94,868   $  63,052
                                                         =========   =========

The accompanying notes are an integral part of these financial statements.


                         FIRST COMMERCE CORPORATION
                         --------------------------
                          TAX-DEFERRED SAVINGS PLAN
                          -------------------------
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
-------------------------------------------------------------------------------
                         YEAR ENDED DECEMBER 31, 1996
                         ----------------------------
                                (In Thousands)
                                --------------


                                                                    PARTICIPANT DIRECTED
                                           -----------------------------------------------------------------------
                                            Marquis
                                            Treasury
                                           Securities    Marquis                 Marquis     Marquis    Fidelity
                                              Money    Government    Marquis      Value      Growth      Advisor
                                             Market    Securities   Balanced     Equity      Equity    High-Yield
                                              Fund        Fund        Fund        Fund        Fund        Fund
                                           ----------  ----------   ---------   ---------   --------   ----------
INVESTMENT INCOME:
    Dividends on FCC common stock          $     -     $     -      $     -     $     -     $     -    $     -
    Interest and other dividends               278         193          364         316           5        225

NET APPRECIATION (DEPRECIATION) IN FAIR
     VALUE OF INVESTMENTS                        1         (59)          72         205          78         52

CONTRIBUTIONS:
    Participants'                            1,016         731          805         831         199        509
    Employer's                                   -           -            -           -           -          -

BENEFITS PAID TO PARTICIPANTS                 (719)       (570)        (326)       (303)        (40)      (183)

MERGED PLAN ASSETS                             607         342          919         490         699        136

PARTICIPANT LOANS
    New Loans                                 (804)       (235)        (321)       (340)        (16)      (145)
    Principal payments                         611         175          226         254          13        109
    Interest payments                           60          18           25          28           1         14

INTERFUND TRANSFERS                             78         339         (148)         83         280        226
                                           -------     -------      -------     -------     -------    -------
CHANGES IN NET ASSETS AVAILABLE
   FOR BENEFITS FOR THE YEAR                 1,128         934        1,616       1,564       1,219        943

NET ASSETS AVAILABLE FOR BENEFITS
   AT DECEMBER 31, 1995                      5,479       3,331        3,561       2,708           -      1,747
                                           -------     -------      -------     -------     -------    -------
NET ASSETS AVAILABLE FOR BENEFITS
   AT DECEMBER 31, 1996                    $ 6,607     $ 4,265      $ 5,177     $ 4,272     $ 1,219    $ 2,690
                                           =======     =======      =======     =======     =======    =======


                                                                                                          NON-
                                                                                                      PARTICIPANT
                                                         PARTICIPANT DIRECTED                           DIRECTED
                                     --------------------------------------------------------------   ------------
                                     Fidelity                 Twentieth
                                      Advisor                  Century
                                      Growth        Scudder      Ultra                      FCC          FCC
                                   Opportunities     Global    Investors   Participant     Common       Common        Grand
                                        Fund         Fund        Fund       Loan Fund    Stock Fund   Stock Fund      Total
                                     ----------   -----------  ---------   -----------   ----------   ----------   -----------
INVESTMENT INCOME:
  Dividends on FCC common stock      $     -      $     -      $     -     $     -       $    829     $    978     $  1,807
  Interest and other dividends           354          137          185           -              7            7        2,071

NET APPRECIATION (DEPRECIATION)
  IN FAIR VALUE OF INVESTMENTS           590          104          144           -          6,376        5,081       12,644

CONTRIBUTIONS:
  Participants'                        1,307          602          812           -          2,428            -        9,240
  Employer's                               -            -            -           -              -        2,198        2,198

BENEFITS PAID TO PARTICIPANTS           (347)        (137)        (208)       (194)          (881)      (1,999)      (5,907)

MERGED PLAN ASSETS                       443          441          367          13            369        4,655        9,481

PARTICIPANT LOANS
  New Loans                             (335)        (135)        (238)      3,450          (881)            -            -
  Principal payments                     297           95          154      (2,521)          587             -            -
  Interest payments                       33           12           19           -            72             -          282

INTERFUND TRANSFERS                      (83)          53          147           -          (975)            -            -
                                     -------      -------      -------     -------      --------      --------     --------
CHANGES IN NET ASSETS AVAILABLE
  FOR BENEFITS FOR THE YEAR            2,259        1,172        1,382         748         7,931        10,920       31,816

NET ASSETS AVAILABLE FOR BENEFITS
  AT DECEMBER 31, 1995                 4,543        1,300        1,926       3,548        13,969        20,940       63,052
                                     -------      -------      -------     -------      --------      --------     --------
NET ASSETS AVAILABLE FOR BENEFITS
  AT DECEMBER 31, 1996               $ 6,802      $ 2,472      $ 3,308     $ 4,296      $ 21,900      $ 31,860     $ 94,868
                                     =======      =======      =======     =======      ========      ========     ========


The accompanying notes are an integral part of this financial statement.


                           FIRST COMMERCE CORPORATION
                           --------------------------
                            TAX-DEFERRED SAVINGS PLAN
                            -------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                                DECEMBER 31, 1996
                                -----------------


     NOTE 1 - PLAN DESCRIPTION

     The following description of the First Commerce Corporation (FCC) Tax-Deferred Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     General

     The Plan is a defined contribution plan established by FCC under the provisions of Section 401(a) of the Internal Revenue Code (IRC), which includes a qualified deferred arrangement as described in
     Section 401(k) of the IRC, for the benefit of eligible employees of FCC. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan became effective January 1, 1986, with the purpose of the Plan being to encourage employees of FCC and its subsidiaries to save and systematically invest a portion of their current compensation to provide for their future needs or the future needs of their beneficiaries, to defer the payment of taxes on such compensation and to allow such employees to participate in the income and growth of FCC. Substantially all of FCC's full-time employees and any other employees completing 1,000 hours of service are eligible to participate in the Plan. First National Bank of Commerce (FNBC), a subsidiary of FCC, is the trustee of the Plan and receives no compensation for services rendered. FCC pays all administrative expenses of the Plan.

     Contributions

     Each year, eligible employees may voluntarily contribute 1% to 15% of eligible compensation, as defined by the Plan, up to a maximum of $9,500 for 1996. FCC matches 50% of each employees annual contribution with a maximum employer contribution of 2-1/2% of eligible compensation. FCC contributions are made into the FCC Common Stock Fund.

     Participant Accounts

     Each participant's account is credited with the employee's contribution, FCC's contribution applicable to such employee and an allocation of Plan earnings. Earnings from each fund are allocated to individual participant accounts proportionate to their balances in each fund. The benefit available to each participant is the participant's vested balance.


     Vesting

     Participants are fully vested in their contributions plus the related earnings on their contributions. Vesting in FCC's matching contribution and earnings thereon is based upon years of service with vesting occurring at a rate of 25% per year with full vesting occurring after four years. Alternatively, a participant may become fully vested in FCC's matching contributions and actual earnings thereon upon the participant's death, attainment of age 65 or disability. If an employee terminates his employment and is later reemployed before a one year period has elapsed, he will be treated for vesting purposes as if termination had not occurred. Participant account balances from merged plans were fully vested at the date of the merger.

     Forfeitures

     Any nonvested portion of a terminated employee's account is held in a forfeitures account until the end of the calendar year of the termination. Forfeited amounts are used to reduce FCC's contribution in the subsequent year. Forfeitures available were $2,240 and $113,682 at December 31, 1996 and 1995, respectively. Forfeitures used to reduce employer contributions during 1996 were $194,562.

     Participant Loans

     Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of 50% of their vested account balances or $50,000. Loan terms range from 1-5 years, unless the purpose of the loan is for the purchase of a primary residence for which the maximum loan term is 10 years. The interest rate applied to the loan is based upon the average rate charged by area banks on loans with similar terms. This interest is deposited into the borrower's fund account and invested in the borrower's current investment elections. Principal and interest is paid ratably through monthly payroll deductions. Upon termination of employment, the participant or beneficiary has the longer of sixty days from such event or the last day of the calendar quarter in which the event occurs to repay the full amount due.

     Payment of Benefits

     Upon termination of employment or disability, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest or annual installments over five years, ten years or the participant's life expectancy. However, if the total value of the participant's vested interest is less than $3,500, then a lump-sum payment will be made.

     Investment Options

     Upon enrollment in the Plan, participants may direct their contributions in 1% increments into any of the investment options available. Participants may change the direction of their contributions among the available funds on a daily basis. The following funds were available as investment options as of December 31, 1996:

        a. Marquis Treasury Securities Money Market Fund - Investments are in U.S. Treasury issued obligations.

        b.   Marquis  Government  Securities  Fund   -   Investments  are
             primarily (at least 65%) in U.S. Government obligations.

        c. Marquis Balanced Fund - Investments are in cash equivalents, large cap equities and high quality fixed income securities. This fund was previously referred to as the Marquis Growth and Income Fund.

        d. Marquis Value Equity Fund - Investments are in common stocks of larger companies.

        e. Marquis Growth Equity Fund - Investments are primarily (at least 65%) in common stocks, warrants, rights to purchase common stocks, convertible securities and preferred stocks.

        f. Fidelity Advisor High-Yield Fund - Investments are primarily (at least 65%) in high yield bonds ("junk bonds"), debentures, notes, convertible securities and preferred stocks.

        g. Fidelity Advisor Growth Opportunities Fund - Investments are primarily (at least 65%) in the securities of companies considered to have long-term growth potential.

        h.   Scudder  Global  Fund   -  Investments  are  in  the  equity
             securities of companies expected to benefit from global economic trends.

        i. Twentieth Century Ultra Investors Fund - Investments are in the stocks of companies with an expected high level of volatility.

        j. FCC Common Stock Fund - Investments are in FCC common stock. Includes cash which is temporarily invested in a money market fund.

     The trust department of FNBC provides investment advice to the aforementioned Marquis funds.

     NOTE 2 - ACQUISITIONS

     Central Corporation and First Bancshares, Inc. were acquired by FCC in 1995. Wolcott Mortgage Group, Inc. was acquired by FNBC in 1994. The assets of similar plans of Central Corporation, First Bancshares, Inc. and Wolcott Mortgage Group, Inc. were transferred into the Plan during 1996.


     NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting

     The financial statements of the Plan are prepared using the accrual basis of accounting.

     Basis of Presentation

     Certain prior years' amounts have been reclassified to conform with current year financial statement presentation.

     Use of Estimates

     The accounting and reporting policies of FCC conform with generally accepted accounting principles. In preparing the financial statements, FCC is required to make estimates and assumptions that affect the amounts reported in the financial statements and
     accompanying  notes.   Actual   results   could  differ  from  those
     estimates.

     Income Recognition

     Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date.

     Investment Valuation

     Plan investments are stated at fair value with securities traded in public markets valued at their quoted market prices. Purchases and sales of securities are reflected on a trade-date basis. The difference between fair values from one period to the next is recognized as net appreciation (depreciation) in the fair value of investments in the accompanying Statement of Changes in Net Assets Available for Benefits. All investment transactions or series of transactions in excess of five percent of net assets available for benefits as of the beginning of the year are listed on the Schedule of Reportable Transactions.

     Payment of Benefits

     Benefits are recorded when paid.

     NOTE 4 - PLAN TERMINATION

     Although it has not expressed any intent of doing so, FCC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan by a formal resolution of FCC's Board of Directors, subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested and the accounts will be nonforfeitable.

     NOTE 5 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

     The following is  a  reconciliation  of  net  assets  available  for
     benefits   per  the  financial  statements  to  the  Form  5500  (in
     thousands):


                                                          December 31
                                                   -------------------------
                                                      1996           1995
                                                   ----------     ----------
Net assets available for plan benefits per
   the financial statements                        $  94,868      $   63,052
Amounts allocated to withdrawing participants           (915)           (594)
                                                   ---------      ----------
Net assets available for benefits per the
   Form 5500                                       $  93,953      $   62,458
                                                   =========      ==========

     The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 (in thousands):


                                                               Year Ended
                                                           December 31, 1996
                                                           -----------------
Benefits paid to participants per the financial statements      $  5,907
Add:  Amounts allocated to withdrawing participants at
  December 31, 1996                                                  915
Less: Amounts allocated to withdrawing participants at
  December 31, 1995                                                 (594)
                                                               -----------
Benefits paid to participants per the Form 5500                 $  6,228
                                                               ===========

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefits claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

NOTE 6 - INCOME TAX STATUS

The Plan obtained its latest determination letter on March 27, 1996, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the plan administrators and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code and, therefore, that the Plan was qualified and the related trust was tax exempt through the year ended December 31, 1996.

                                                                   Schedule I

                        FIRST COMMERCE CORPORATION
                         TAX-DEFERRED SAVINGS PLAN
         ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                           AT DECEMBER 31, 1996
                        EIN #72-0701203/PLAN #003
                          (Dollars In Thousands)

                                                 Shares or
                                                 Principal               Current
Identity of Issuer/Description                     Amount      Cost       Value
--------------------------------------------     ---------   ---------  ---------
*Marquis Treasury Securities Money Market Fund   6,580,578   $  6,501   $  6,581

*Marquis Government Securities Fund                432,331      4,177      4,245

*Marquis Balanced Fund                             437,097      4,612      4,917

*Marquis Value Equity Fund                         307,980      3,576      4,004

*Marquis Growth Equity Fund                         97,180      1,144      1,218

Fidelity Advisor High-Yield Fund                   217,057      2,532      2,648

Fidelity Advisor Growth Opportunities Fund         182,817      5,393      6,453

Scudder Global Fund                                 84,645      2,251      2,438

Twentieth Century Ultra Investors Fund             111,166      2,823      3,123

*FCC Common Stock Fund                           1,553,781     25,628     53,211

*Participant Loan Fund (interest rates
   ranging from 7.27% to 10.25%)                 4,296,051      4,296      4,296
                                                             --------   --------
                           Total                             $ 62,933   $ 93,134
                                                             ========   ========

*Represents a Party-In-Interest to the Plan.

                                                                  Schedule II

                        FIRST COMMERCE CORPORATION
                         TAX-DEFERRED SAVINGS PLAN
               ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1996
                         EIN #72-0701203/PLAN #003
                          (Dollars in Thousands)

                                                                           Cost of
Identity of Party Involved\       No. of        Purchase      Selling      Assets
   Description                 Transactions    Price <F1>    Price <F1>     Sold      Gain/(Loss)
-----------------------------  ------------    ----------    ----------   --------    -----------
Marquis Treasury Securities
        Money Market Fund            286        $ 3,873       $ 2,700     $ 2,700      $     -

Fidelity Advisor Growth
        Opportunities Fund           294        $ 2,521       $ 1,192     $ 1,020      $   172

First Commerce Corporation
        Common Stock Fund            317        $12,486       $ 4,286     $ 3,108      $ 1,178


<F1>    Current value equals the purchase price or selling price on the transaction date.
        Purchase price includes expenses related to the purchase. Selling price shown is net of expenses.
